Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

Coinstar, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.        Article I of the Company’s Restated Certificate of Incorporation is amended in its entirety to read as follows:

“The name of this Corporation is Outerwall Inc.”

2.        The amendment was duly proposed and declared advisable by the Company’s Board of Directors and has been duly approved by the Company’s stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate this 27th day of June, 2013.

COINSTAR, INC.

By:	/s/ Donald R. Rench
Donald R. Rench
Chief Legal Officer, General Counsel and Corporate Secretary